EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ALCO STORES, INC. ANNOUNCES COMPLETION OF ITS ANNUAL MEETING, INCLUDING INSTALLATION OF NEWLY ELECTED BOARD OF DIRECTORS

Coppell, TX (August 29, 2014) -- ALCO Stores, Inc. (NASDAQ: ALCS) (“ALCO” or the “Company”), a broad line retailer which specializes in providing a superior selection of essential products for everyday life in small-town America, today held and completed its Annual Meeting of Stockholders in Dallas.

In addition to ratifying the shareholder votes which reaffirmed Grant Thornton as the Company’s independent public accounting firm and rejected extension of the term of the Amended and Restated Rights Agreement, shareholders elected seven new members to its Board of Directors, replacing the former Board, effective immediately.

“The newly installed Board would like to thank Royce Winsten and the departing Directors for their years of service and dedication to ALCO,” said Robert J. Sarlls, who has been elected to serve as the Board’s Chairman.  “Our Directors are looking forward to working with the executive management team, the employees, and all ALCO stakeholders, in putting the prior distractions of the Company in the past. We look forward to working diligently and tirelessly to focus and prioritize the execution of the optimal operation plan to stabilize and improve the Company’s performance and increase shareholder value. The Board’s priority is to align shareholder, Board of Directors, and stakeholder objectives.”

In addition to Mr. Sarlls, the newly elected Directors of ALCO are John M. Climaco, Stanley B. Latacha, William L. Lechtner, David W. Pointer, Dilip Singh, and Mark Stolper.

About ALCO Stores, Inc.
Founded in 1901, ALCO is a broad-line retailer, primarily serving small underserved communities across 23 states, which specializes in providing a superior selection of essential products for everyday life in small-town America.  The Company has 198 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices.  ALCO is proud to have continually provided friendly, personal service to its customers for the past 113 years.  ALCO has its corporate headquarters in suburban Dallas, Texas, and its distribution center in Abilene, Kansas. To learn more about the Company visit www.ALCOstores.com.

Forward-looking statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms.  You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance.  Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially.  Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2014, and its subsequent quarterly reports on Form 10-Q.  The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

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For more information, contact:
Brian Assmus
Vice President – Controller
469-322-2900 X1072
email: bassmus@alcostores.com
or
Debbie Hagen
Hagen and Partners
913-642-6363
email: dhagen@hagenandpartners.com